Exhibit 10.1
2025 Executive Officer Bonus Program
Telephone and Data Systems, Inc. (TDS)

Program Introduction:
The executive officer bonus program covers the Vice Chair of Telephone and Data Systems, Inc. ("TDS"), all EVP and SVP officers of TDS, as well as the President and CEO of TDS Telecom. It does not apply to the President and CEO of TDS, or any officer of a TDS subsidiary other than the President and CEO of TDS Telecom. Payments under this program require specific approval of the TDS Compensation and Human Resources Committee (CHRC).

TDS Officer Participation:
•TDS Vice Chair
•TDS EVP and SVP officers
•TDS Telecom President and CEO

Performance Measurements and Weightings:

Performance Measurement	Component Weighting	Net Weighting	Overall Weighting
Company Performance			80%
UScellular KPM Attainment	60%	48%
TDS Telecom KPM Attainment	40%	32%
Individual Performance			20%

Company	Individual
80%	20%
→60% UScellular KPM Attainment →40% TDS Telecom KPM Attainment

In the case of the TDS Telecom President and CEO, the company performance measures are calculated considering only TDS Telecom's final performance result, which is based on 90% TDS Telecom KPM attainment and 10% TDS President and CEO assessment.

Individual Performance Component (20%)
20% of the award is based on overall individual performance and includes assessment of relative individual performance, overall contribution, and performance on group and individual objectives.

The TDS President and CEO will, with input from the applicable officer, assign group and individual objectives, including major initiatives to be carried out during the performance year. With the approval of the TDS President and CEO and the CHRC, an officer’s group and individual objectives may be revised during the performance year if important new initiatives arise or circumstances with respect to an objective have materially changed. Performance on objectives will be based on the TDS President and CEO’s assessment of the results that both the applicable officer and the officer’s respective team(s) have achieved in meeting the assigned objectives. The CHRC reviews and approves these assessments as part of evaluating overall individual performance and includes an assessment of relative individual performance and overall contribution and is based on the associate’s annual performance rating.

Individual Performance	% of Target Payout
Far Exceeds Expectations: Performance greatly exceeded that which was planned and expected.	140%	160%
Exceeds Expectations: Performance significantly exceeded that which was planned and expected.	115%	135%
Meets Expectations: Performance was close to that which was planned and expected.	90%	110%
Partially Meets Expectations: Performance was sufficient to merit a partial bonus.	0%	50%
Fails to Meet Expectations: Performance was not sufficient to merit a bonus.	0%

Determination of Awards:
Once the Company performance component percentage has been reviewed, the TDS President and CEO will approve and make recommendations to the CHRC for each plan participant. Recommendations will include the following:
•His/her Company performance result. This will be the amount calculated in accordance with the terms of this program (unless the TDS President and CEO feels that there is a compelling rationale to recommend an adjustment to this amount, which he would provide to the CHRC).
•His/her recommended individual performance result and his/her total recommended award amount.

The CHRC will review these proposed awards and either approve them as submitted or revise some or all of them, as they deem appropriate. Once the CHRC finalizes the awards, they may be communicated and processed for payment.

Award Payments:
Approved award amounts shall be paid during the period commencing on the January 1st immediately following the performance year and ending on March 15th immediately following the performance year. Notwithstanding the foregoing, in the event that payment by such March 15th is administratively impracticable and such impracticability was unforeseeable, payment will be made as soon as administratively practicable after such March 15th, but in no event later than December 31st following the performance year. Payment will be made in the form of a lump sum.

New Participants: New participants named during the calendar year will be eligible to receive a pro-rated award based on the number of months residing in a qualified position covered by the Plan.

Retirement/Death: Payout will occur for participants employed during the performance year who meet the eligibility requirements and who retire or die before the actual payout date. The calculation will be a function of their bonus target, pro-rated based on the months of employment during the calendar year with consideration of company performance, and their previous individual performance. A separation is considered a retirement if the associate has a voluntary separation and meets the requirements to qualify for retiree pension and/or medical benefits. The Company in its discretion may elect to accelerate payout upon retirement or death to occur as soon as administratively practicable thereafter.

Notwithstanding any provision of this award program to the contrary, a participating officer does not have a legally binding right to an award payment unless and until the award amount, if any, is paid and no award amount shall be paid unless the individual remains employed through the actual award payout date unless otherwise approved at the discretion of the CHRC.

Any award amount paid pursuant to this program is subject to recovery by TDS or any other action pursuant to any claw-back or recoupment policy which TDS may adopt from time to time, including without limitation any such policy which TDS may be required to adopt under the Dodd-Frank Wall Street Reform and Consumer Protection Act and implementing rules and regulations thereunder, or as otherwise required by law.

Program Revisions:
The TDS Executive Officer Bonus Program may be revised or discontinued at any time and for any reason. If, and when, either the CHRC and/or management determines that the TDS Officer Bonus Program should be revised, the parties will discuss the proposed change(s) and the rationale for them, following which the CHRC will determine what, if any, changes will be approved and implemented.